1st Mariner Bancorp Withdraws from Priam Capital Fund I, LP Agreement

BALTIMORE, MD, Nov. 9, 2012 – The Board of Directors of 1st Mariner Bancorp (OTCBB: FMAR) announced today that it has withdrawn from its securities purchase agreement with Priam Capital Fund I, LP, a New York-based investment firm.

Mark A. Keidel, 1st Mariner’s Chief Executive Officer, said, “Circumstances of the bank have changed considerably since we entered into the agreement over a year and a half ago, and the Board of Directors believed it was in the best interest of the Company to withdraw from the agreement at this time.” Either party to the securities purchase agreement was permitted to terminate the agreement at any time for any reason if the transaction was not completed by November 30, 2011.

Mr. Keidel continued, “Over the last nine months, 1st Mariner has steadily improved its capital position with positive earnings. While our capital ratios remain below the levels required by regulatory orders, we are making progress and will continue to work diligently to increase capital to levels required by regulatory agreements."

“We have tremendous respect for Priam and its managing director, Howard Feinglass, and deeply appreciate the support Priam gave the Company over the past eighteen months”, Mr. Keidel concluded.

1st Mariner entered into the securities purchase agreement with Priam on April 19, 2011.  Under the agreement, Priam agreed to invest, subject to certain conditions, approximately $36.4 million of capital in the Company.  Among other conditions, the closing of Priam’s investment was contingent on 1st Mariner raising an additional $123.6 million from other investors.

About 1st Mariner Bancorp

1st Mariner Bancorp is a bank holding company with total assets of $1.29 billion.  Its wholly owned banking subsidiary, 1st Mariner Bank, operates 21 full service bank branches in Baltimore, Anne Arundel, Harford, Howard, Talbot, and Carroll counties in Maryland, and the City of Baltimore. 1st Mariner Mortgage, a division of 1st Mariner Bank, operates retail offices in Central Maryland, the Eastern Shore of Maryland, and portions of Northern Virginia. 1st Mariner also operates direct marketing mortgage operations in Baltimore.  1st Mariner Bancorp’s common stock is quoted on the OTC Bulletin Board under the symbol “FMAR”.  1st Mariner’s Website address is www.1stMarinerBancorp.com, which includes comprehensive level investor information.

In addition to historical information, this press release contains forward-looking statements that involve risks and uncertainties, such as statements of the Company’s plans and expectations regarding the Company’s efforts to meet regulatory capital requirements established by the Federal Reserve and the FDIC, revenue growth, anticipated expenses, profitability of mortgage banking operations, and other unknown outcomes.  The Company’s actual results could differ materially from management’s expectations.  Factors that could contribute to those differences include, but are not limited to, the Company’s ability to increase its capital levels and those of 1st Mariner Bank, volatility in the financial markets, changes in regulations applicable to the Company’s business,  its concentration in real estate lending, increased competition, changes in technology, particularly Internet banking, impact of interest rates, and the possibility of economic recession or slowdown (which could impact credit quality, adequacy of loan loss reserve and loan growth).Greater detail regarding these  factors is provided in the forward looking statements and  Risk Factors  sections included in the reports filed by the Company with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2012. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release, or in our SEC filings, which are accessible on our web site and at the SEC’s web site, www.sec.gov.

Contact:
Bill Atkinson
Weber Shandwick
410-558-2136
batkinson@webershandwick.com